UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 26, 2025

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

AIMCO OP L.P.

(Exact name of registrant as specified in its charter)

Maryland (Apartment Investment and Management Company)	1-13232	84-1259577
Delaware (Aimco OP L.P.)	0-56223	85-2460835
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification No.)

4582 SOUTH ULSTER STREET

SUITE 1450, DENVER, CO 80237

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (833) 373-1300

NOT APPLICABLE

(Former name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Apartment Investment and Management Company Class A Common Stock	AIV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the exchange act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 26, 2025, Aimco Development Company, LLC (the “Company”), an affiliate of Apartment Investment and Management Company (“Aimco”) and the employer entity for Aimco’s employees, entered into a letter agreement with Wesley Powell, Aimco’s Chief Executive Officer (the “Powell Letter Agreement”). The Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Aimco (the “Board”) approved the Powell Letter Agreement in order to incentivize Mr. Powell to continue to lead the successful execution of Aimco’s strategic plans, including the Plan of Sale and Liquidation approved by the Board in November 2025 (the “Plan and Sale of Liquidation”), and in order to help mitigate the anticipated adverse impact on Mr. Powell of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, in connection with the execution of the Plan of Sale and Liquidation.

The Powell Letter Agreement provides that Mr. Powell will receive (i) accelerated payment of his estimated 2025 annual cash bonus in the amount of $1,470,000 (the “Bonus Prepayment”) and (ii) a retention award in the amount of $5,250,000 in lieu of any right to receive cash severance benefits on a future termination of employment (the “Retention Award”), each of which is payable in a lump sum in cash no later than December 31, 2025 (the “Payment Date”). In light of the Retention Award, the Employment Agreement entered into by and between the Company and Mr. Powell on October 27, 2021 (the “Employment Agreement”) was amended by the Powell Letter Agreement to remove certain provisions providing for cash severance benefits on a qualifying termination of employment.

The Bonus Prepayment is subject to repayment by Mr. Powell on an after-tax basis if Mr. Powell resigns from employment with Aimco for any reason, or Aimco terminates his employment for cause, in each case, on or before the date in 2026 upon which his 2025 annual bonus would otherwise be paid. In addition, the Retention Award is subject to repayment by Mr. Powell on an after-tax basis if (i) he resigns from employment with Aimco for any reason prior to a change in control or (ii) Aimco terminates his employment for cause, in each case, prior to either (1) if the Plan of Sale and Liquidation is approved by Aimco’s stockholders, the date of the final distribution to Aimco’s stockholders pursuant to the Plan of Sale and Liquidation or (2) if the Plan of Sale and Liquidation is not approved by Aimco’s stockholders, December 31, 2027. For purposes of the Powell Letter Agreement, “change in control” has the meaning ascribed to such term in the Employment Agreement, except that prong (iii)(B) of such definition will only be triggered upon a complete liquidation or dissolution of Aimco and will not be triggered upon an agreement for the sale or disposition of all or substantially all of the assets of Aimco to any person.

In the event that Mr. Powell does not fulfill any repayment obligation pursuant to the Powell Letter Agreement, Aimco will have the right to offset any such unpaid repayment obligation through the surrender and cancellation of vested shares of Aimco common stock held by Mr. Powell with a value (as determined by Aimco) equal to the amount of such unpaid repayment obligation.

If Mr. Powell’s employment terminates on or after the Payment Date under circumstances that would not otherwise result in the application of the repayment obligation described above, he must sign and not revoke a release agreement in favor of Aimco in order to retain the Retention Award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 30, 2025

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

/s/ H. Lynn C. Stanfield
H. Lynn C. Stanfield
Executive Vice President and Chief Financial Officer

AIMCO OP L.P.
By: Aimco OP GP, LLC, its general partner By: Apartment Investment and Management Company, its managing member
/s/ H. Lynn C. Stanfield
H. Lynn C. Stanfield
Executive Vice President and Chief Financial Officer